Exhibit 10.2

Form EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of [*], by and between CASI PHARMACEUTICALS, INC., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), and [*] (the “Executive”).

FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Employment; Position and Duties.

Subject to the terms hereof, the Company hereby agrees to employ Executive during the Term (as hereafter defined) to act as, and to exercise all of the powers and functions of, its [*], and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries as is customary for a senior executive management person with a similar position in like companies. Among other things, and subject to change at the discretion of the Board of Directors (the “Board”) and the Chief Executive Officer (the “CEO”), Executive shall play a leading role in [*]. Executive shall report directly to the CEO, and have such other powers, duties and responsibilities as the CEO and the Board shall from time to time reasonably prescribe. Executive hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of [his/her] abilities such duties and responsibilities and shall devote sufficient working time and efforts to the business and affairs of the Company and its subsidiaries.

2.	Place of Employment.

While Executive is employed by the Company during the Term, Executive shall conduct [his/her] duties and responsibilities hereunder from the Company’s office located in Beijing, China (except for routine and customary business travel), or from such other location as approved by the CEO.

3.	Compensation

a.       Base Salary. While the Company employs Executive during the Term, the Company shall pay to Executive an annual base salary (“Base Salary”) of $[*], payable in accordance with the Company’s customary payroll policy for its executives.

b.       Base Salary Adjustments. Executive’s Base Salary shall be reviewed at least annually in accordance with the Company’s customary practices for its executives. The Board or a committee thereof may make such adjustments, as it deems appropriate in its sole discretion; provided, however, in no event shall the Company pay Executive a Base Salary of less than $[*], unless the change to Executive’s Base Salary was applicable to the annual base salary of all senior executives of the Company in substantially the same manner.

c.      [Incentive Compensation. While the Company employs Executive during the Term, Executive shall be eligible to earn incentive compensation (“Incentive Compensation”) up to an aggregate of $[*], based upon the attainment of pre-established specific milestones related to Executive’s duties, the exact amount of which are determined by the Board or the compensation committee thereof in its sole discretion. Executive as part of the senior management team may be eligible to earn other incentive compensation based upon the attainment of pre-established performance goals, such bonus, if any, shall be determined by the Board or the compensation committee thereof in its sole discretion. Executive shall not be entitled to any such bonus unless Executive is employed by the Company on the date of payment of such bonus.]

d.       Certain Other Benefits. Throughout the Term, Executive shall be entitled to participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the Company, including without limitation, group medical, disability and life insurance plans, and the Company’s Directors and Officers (D&O) insurance policy. Executive shall also be afforded no fewer than [*] days paid time off (PTO) pursuant to policies fixed by the Company.

e.       Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary business expenses actually paid or incurred by Executive while Executive is employed by the Company during the Term, subject to reasonable documentation and in accordance with the Company’s business expense reimbursement policy.

4.	Term.

The term of this Agreement shall be the period commencing on [*] and continuing for [*] years (the “Initial Term”); provided, however, that the Term of this Agreement shall be extended automatically for successive one year periods (each one-year extension a “Successor Term” and together with the Initial Term referred to herein as the “Term”) unless written notice of nonextension is provided by either party to the other party at least sixty (60) days prior to the end of the Initial Term or any Successor Term. In the event that this Agreement is not extended at the end of the Initial Term or any Successor Term and thereby terminates, only paragraphs 6, 7, 8(d), 8(g), 8(h), 8(i) and 11 shall survive such termination, except that Executive shall be entitled to receive compensation and benefits to the extent expressly provided herein or by the terms of any of the Company’s compensation and benefit plans, programs or policies or as required by applicable law.

5.	Stock Options.

In connection with Executive’s acceptance of employment, the Company shall grant stock options to Executive covering such number of shares of the Company’s common stock to be approved by the Board or a committee thereof. The per share exercise price of the stock options shall be set forth in, and such award shall be subject to the terms and conditions of, the Company’s form of non-qualified stock option award agreement. Other periodic stock and non-qualified stock option grants to Executive, if any, while the Company employs Executive during the Term shall be determined by the Board or a committee thereof in its discretion. In the event of a termination pursuant to paragraph 8(d) hereof or a resignation pursuant to paragraph 9 hereof, for which purposes sections 10(a) and 10(c) of this Agreement shall control, all vested options held by Executive on the effective date of such termination or resignation shall be exercisable in accordance with the terms of such grants until the later of the date set forth in such grant agreement or [*] following Executive’s date of termination, but in no event beyond the expiration date of the relevant option. All other unvested options shall expire in accordance with the terms of such grants. Except as set forth herein, the terms of the stock option grants under this paragraph 5 shall be otherwise in accordance with and subject to the terms of the Company’s 2011 Long Term Incentive Plan or successor plan and such terms and conditions as the Board or a committee thereof may specify.

6.	Unauthorized Disclosure.

During the Term and at all times thereafter, Executive shall not, without the written consent of the Company, or except as required by applicable law, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of [his/her] duties as an executive officer of the Company, any material confidential information obtained by Executive while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel data, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principles, customers, or methods of distribution, or any other confidential information the disclosure of which Executive knows, or in the exercise of reasonable care should know, will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public or to persons in the industry of which the Company’s business is a part (in each case, other than as a result of unauthorized disclosure by Executive) or any information otherwise considered by the Company not to be confidential. Notwithstanding anything herein to the contrary, Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if [he/she] files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to [his/her] attorney and use the trade secret information in the court proceeding if Executive (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Further, notwithstanding anything in this Agreement to the contrary, nothing contained herein prohibits Executive from reporting, without the prior authorization of the Company and without notifying the Company, possible violations of federal law or regulation to the United States Securities and Exchange Commission, the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of the Company, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation.

7.	[Reserved]

[Reserved]

8.	Termination.

a.       Upon Death. If Executive dies while employed by the Company during the Term, [his/her] estate shall be entitled to receive a lump sum payment equal to the amount of Base Salary that would have been payable had Executive remained employed through the last day of the six (6) months following the month in which death occurred, provided, however, that if Executive’s death occurs during the first three (3) months of [his/her] employment, [his/her] estate shall be entitled to receive a lump sum payment equal to the amount of Base Salary that would have been payable had Executive remained employed through the last day of the three (3) months following the month in which death occurred. If, in respect of the fiscal year in which Executive dies, the Board or a committee thereof determines in its discretion that [he/she] would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive’s estate shall be entitled to receive a pro rata portion of [his/her] Incentive Compensation for such fiscal year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s death prior to the date of death, and the denominator of which is the total number of days in such fiscal year. All payments under this Section 8(a) shall be made within sixty (60) days of Executive’s death.

b.       Termination Upon Disability. The Company may terminate Executive’s employment hereunder during the Term at the end of any calendar month in the event of [his/her] Disability by giving to Executive written notice of termination. In the event of any such termination pursuant to this subparagraph 8(b), Executive shall be entitled to receive a lump sum payment equal to the amount of [his/her] Base Salary that would have been payable had Executive remained employed through the last day of the six (6) months following the month in which termination occurred, provided, however, that if such Disability termination occurs during the first three (3) months of [his/her] employment, [he/she] shall be entitled to receive a lump sum payment equal to the amount of Base Salary that would have been payable had Executive remained employed through the last day of the three (3) months following the month in which termination occurred. If in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(b) the Board or a committee thereof determines in its discretion that [he/she] would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of [his/her] Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination on account of Disability prior to the date of termination, and the denominator of which is the total number of days in such fiscal year. All payments under this Section 8(b) shall be made on such date determined by the Company, which payment date shall be within sixty (60) days of Executive’s Disability termination, subject to Executive’s compliance with the terms of Section 8(i) hereof.

c.       Termination for Cause. The Company may terminate Executive’s employment hereunder at any time during the Term for Cause by giving to Executive written notice of termination that specifies the reasons for and date of termination, subject to the terms of sub-paragraph 10(a) hereunder. Upon any such termination for Cause under this subparagraph 8(c), the Company shall pay to Executive Base Salary through the date of termination, including the benefits provided at paragraph 3(d), and the Company shall have no further obligations under this Agreement.

d.       Termination Without Cause. The Company may terminate Executive’s employment with the Company at any time during the Term, for any reason and without Cause, by giving [him/her] written notice 30 days prior to the date of termination. Until the effective date of any such termination, the Company shall continue to pay to Executive the full compensation specified in this Agreement, including the benefits provided at paragraph 3(d). Following the date of termination, Executive shall make [himself/herself] reasonably available to members of the Board and other senior managers and officers of the Company to assist in the transition of responsibilities and information to others and to facilitate the orderly conduct of business operations. Upon termination, the Company shall have no other financial obligations to Executive under any compensation or benefit plan, program or policy and Executive’s participation in the Company’s compensation and benefit plans, programs and policies shall cease as of the date of Executive’s termination except as set forth herein or as expressly provided under the terms of any such plans, programs or policies, or as required by applicable law. However, in addition to the above, if Executive is terminated by the Company (i) pursuant to this subparagraph 8(d) or (ii) upon the Company’s nonextension of the Term in accordance with Section 4 (provided that Executive is then willing and able to continue to provide services under terms and conditions substantially similar to those in this contract) and for any reason other than Cause, death or Disability, the Company shall (A) pay Executive a payment equal to the amount of [his/her] Base Salary that would have been payable had Executive remained employed through the last day of the six (6) months following the month in which termination occurred, which payment shall be divided into six (6) equal installments and paid monthly in the six (6) subsequent months following such termination; and (B) a lump sum payment in an amount equal to six (6) months of COBRA premiums for the level of coverage that Executive had in effect as of immediately prior to [his/her] termination. If, in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(d), the Board or a committee thereof determines in its discretion that [he/she] would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of [his/her] Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination without Cause prior to the date of termination, and the denominator of which is the total number of days in such fiscal year. All payments under this Section 8(d) shall be made on such date determined by the Company, which payment date shall be within sixty (60) days of Executive’s termination of employment, subject to Executive’s compliance with the terms of Section 8(i) hereof.

e.       Resignation for Other than Good Reason. Executive may voluntarily terminate [his/her] employment with the Company during the Term for any reason upon at least thirty (30) days prior written notice, which specifies the effective date of termination. The foregoing notwithstanding, the Company may waive all or a portion of such thirty (30) day notice period in which event the effective date of Executive’s termination shall be such earlier date specified by the Company. Until the effective date of such termination, the Company shall continue to pay [him/her] the full compensation specified in this Agreement, including the benefits provided at paragraph 3(d), provided [he/she] continues to perform [his/her] duties during this period. Thereafter, the Company shall have no further obligations to [him/her] under this Agreement. This subparagraph 8(e) shall not apply to Executive’s resignation for Good Reason pursuant to paragraph 9 hereof.

f.       No Mitigation. The parties hereto acknowledge and agree that, in the event Executive’s employment with the Company is terminated pursuant to this paragraph 8, [he/she] shall not be required to mitigate [his/her] damages by affirmatively seeking other employment. Further, except as provided in subparagraph 8(d)(ii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by [him/her] or benefit provided to [him/her] as the result of employment by another employer or otherwise.

g.       Non-Competition. For the period of (i) twelve (12) months after resignation for other than for Good Reason, or (ii) six (6) months after termination of employment with the Company for any other reason, Executive shall not, as an individual, principal, agent, employee, consultant or otherwise, directly or indirectly, or with respect to any company or entity with which the Company has concluded partnership, licensing, joint research and development or other similar business agreements during [his/her] employment with the Company, render any services to any firm or company or any division or subsidiary of any firm or company, engaged in the development or commercialization of compounds, analogs or derivatives of those compounds that (a) are of a similar type, that is, small molecules, (b) have more than one mechanism of action and cellular pathway in common with; and (c) are within the same field (i.e. oncology or inflammation) as, those being developed and or commercialized by the Company during the Term (“Competing Company”). In addition, for an additional period of six (6) months after the six-month period set forth above and subject to Section 6 hereof, Executive only may provide services to such a Competing Company if Executive does not work on, or furnish confidential information regarding, any matter related to such compounds defined above. Moreover, for a period of twelve (12) months after the termination of Executive’s employment with the Company, Executive shall not take any action, without the prior written consent of the Company, to assist Executive’s successor employer or any other entity in recruiting or hiring any other employee who was an employee of the Company during Executive’s employment. This prohibition includes (i) identifying to such successor employer or its agents or such other entity, the person or persons who have special knowledge concerning the Company or its inventions, processes, methods or confidential affairs, and (ii) commenting to Executive’s successor employer or its agents or such other entity about the quantity or work, quality of work, special knowledge or personal characteristics of any person who is still employed by the Company. Executive also agrees that [he/she] will not provide such information to a prospective employer or to an executive search firm during interviews preceding possible employment.

h.       Non-Disparagement. During the Term and thereafter, Executive shall not communicate negatively about or otherwise disparage the Company or its products or each and any of the released parties described in subparagraph 8(i) in any way whatsoever except as may be required for truthful sworn testimony or in connection with a legal or administrative proceeding, report, claim or dispute. After termination, in the event Executive materially breaches any of the conditions set forth herein or in any other paragraph of this Agreement, the Company may, in addition to such other remedies available to it at law or in equity, discontinue the provision of any payment or benefits to [him/her] under this Agreement, and in such event [he/she] shall forfeit [his/her] entitlement to any further termination payments or benefits under this Agreement.

i.       Release. In consideration of and as an express condition precedent to Executive’s receipt of severance benefits subject to and in accordance with subparagraphs 8(b) and (d) and paragraph 9 of this Agreement, Executive agrees that, prior to [his/her] first receipt and acceptance of any such benefits, [he/she] shall have executed (and not revoked) an agreement in a form acceptable to the Company which releases and forever discharges the Company, its subsidiaries and affiliates, successors and assigns, predecessors and all of their respective officers, directors, employees and agents and employee benefits plans from all claims, demands, liabilities and causes of action arising out of facts or occurrences arising or occurring at any time up to and including the time of Executive’s termination or resignation, whether known or unknown, and the parties hereto contemplate that this release shall be broadly construed. Executive must execute and tender (without revocation) the release described in the immediately preceding sentence within forty-five (45) days (or such earlier date as determined by the Company, which shall not be less than twenty-one (21) days) of the termination of [his/her] employment in order to receive the severance benefits.

9.	Resignation for Good Reason.

If Executive has Good Reason during the Term, Executive may resign at any time during the Term by providing at least 30 days prior written notice to the Company that specifies the reason for, and the effective date of, [his/her] resignation. If Executive resigns during the Term for Good Reason, such resignation shall be deemed a Termination without Cause under subparagraph 8(d) hereof and Executive shall receive the compensation and benefits provided under subparagraph 8(d) hereof as if [he/she] had been terminated without Cause, subject to Executive’s compliance with the terms of Section 8(i) hereof.

10.	Definitions.

a.       “Cause” shall mean Executive’s (i) habitual drunkenness or drug addiction, (ii) material failure to perform and discharge [his/her] duties and responsibilities hereunder, (iii) misconduct that is materially and significantly injurious to the Company, (iv) conviction of a felony involving the personal dishonesty of Executive or moral turpitude, (v) conviction of any crime or offense involving the property of the Company or (vi) material breach of Executive’s obligations under this Agreement, provided, however, with regard to Section 10(a)(ii) and 10(a)(vi) above, the parties exclude for this purpose an action not taken in bad faith that is remedied by Executive promptly upon receipt of written notice thereof given by the Company.

b.       “Disability” shall mean Executive’s incapacity due to physical or mental illness which prevents the proper performance of Executive’s duties as set forth herein or established pursuant hereto for ninety (90) days in any twelve (12) month period of the Term. A qualified independent physician mutually selected by the Company and Executive shall determine any questions as to the existence or extent of illness or incapacity of Executive, upon which the Company and Executive cannot agree. The determination of such physician certified in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement. For purposes of the disability provisions of this Agreement, if Executive is unable to act on [his/her] own behalf due to incapacity, any person legally authorized to do so may act on Executive’s behalf.

c.       “Good Reason” shall mean the occurrence of any of the following events, without the consent of Executive, during the Term: (A) the material diminution of Executive’s authorities, duties or responsibilities; (B) a material reduction by the Company in Executive’s annual Base Salary as in effect on the date hereof or subsequently in effect hereunder, except as agreed to by Executive, unless such change was applicable to all senior executives of the Company; (C) a material breach of this Agreement by the Company; or (D) a material change in the geographic location at which Executive must perform services under this Agreement (for purposes of this agreement, a material change in geographic location shall mean requirement by the Company that Executive conduct [his/her] duties and responsibilities from a permanent location more than fifty (50) miles from the place of employment, as defined in paragraph 2 herein). In no event shall a termination be deemed to be for “Good Reason” unless (i) Executive provides the Company with written notice of the condition constituting “Good Reason” within 30 days of the initial existence of such condition, (ii) the Company is provided a period of at least 30 days to cure the condition (if cured, such condition shall not constitute “Good Reason”), and (iii) Executive’s employment terminates not more than ninety (90) days following the initial existence of such condition.

11.	Miscellaneous.

a.       Assignments and Binding Effect. Subject to Section 11.b., the respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined and, in the case of Executive, [his/her] estate or other legal representatives.

b.       No Assignment of Benefits. Executive acknowledges that the services to be rendered by [him/her] are unique and personal. Accordingly, except as otherwise expressly provided herein or by applicable law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by the operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge or in any manner; no attempted transfer thereof shall be effective.

c.       Governing Law. This Agreement shall be governed and interpreted in all respects in accordance with the laws of the Cayman Islands without regard to the conflict of laws principles thereof.

d.       Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

e.       Withholding. All amounts payable hereunder shall be paid net of any applicable withholding required under federal, state or local laws and any additional withholding to which Executive has agreed.

f.       Entire Agreement; This Agreement constitutes the entire Agreement and understanding of the Company and Executive with respect to the terms of Executive’s employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto.

g.       Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

h.       Waiver; Amendment. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Executive and the Board or its delegate. The failure of the Company or Executive to insist upon strict compliance with the terms of this Agreement or the failure of the Company or Executive to assert any right the Company or Executive may have hereunder shall not be deemed a waiver of such provision or right or any other provision of this Agreement.

i.       Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first call postage prepaid, addressed as follows:

If to Executive:

[*]

If to the Company:

CASI Pharmaceuticals, Inc.

1701-1702, China Central Office Tower 1,

No. 81 Jianguo Road Chaoyang District,

Beijing, 100025

People’s Republic of China

Attn.: General Counsel

j.       Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement.

12.	Section 409A.

This Agreement is intended to either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) , to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements.  The foregoing notwithstanding, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the payments under Section 8 hereof, (i) Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code, and (ii) the term termination of employment (or any similar term) shall mean the effective date of Executive’s separation from service.  Reimbursement of any expenses provided for in this Agreement shall be made in accordance with the Company’s policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year and in no event shall the right to reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 12 shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service (or, if earlier, upon Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The payments under Section 8 hereof are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such payments are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to such payments in order of payment in such manner as results in the maximum exclusion of such payments from treatment as deferred compensation under Section 409A of the Code. Each payment hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

Additionally, in the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EXECUTIVE

CASI PHARMACEUTICALS, INC.

By:
Name:
Title: